Exhibit 10.19

HIR HOLDINGS, LLC

INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) by and between Brownie’s Marine Group, Inc. (OTC: BWMG) (hereinafter referred to as the “Company” or “BWMG”), and HIR Holdings, LLC (hereinafter referred to as the “Consultant” or “HIRH”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

Program Objectives:

The program is designed to achieve these results through numerous activities as described below in Sections II and III:

●	Build a core messaging platform that properly positions BWMG’s long-term value proposition to investors;

●	Enhance/create investor focused content (investor presentation, IR website, factsheet etc.); to focus on the strategic initiatives that the management team is implementing which will drive future growth;

●	Expand awareness to family offices, hedge funds, and individual investors to broaden BWMG’s long-term shareholder base, and increase interest from sophisticated, value driven investors to meaningfully expand ownership over time;

●	Achieve an appropriate valuation based on peer group comparison and in-line with the financial ratios of companies with similar financial models.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I. CONSULTING SERVICES

1.1 HIRH agrees that on a month to month basis, commencing on April 9th, 2020, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the various industries and businesses in which BWMG is engaged, financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which HIRH has knowledge or expertise.

1

1.2 HIRH shall render services to the Company as an independent contractor, and not as an employee. All services rendered by HIRH on behalf of the Company shall be performed to the best of HIRH’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors.

II. SCOPE OF SERVICES/PROGRAMS/ACTIVITIES:

HIRH will develop, implement, and maintain an ongoing stock market support system for BWMG through a coordinated program of proactive outreach and non-deal roadshow campaigns to expand awareness among all appropriate members of the investment community, including stockbrokers, analysts, and micro-cap portfolio/fund managers. The program will be predicated on accurate, deliberate and direct disclosure and information flow from the Company and dissemination to the appropriate investor audiences; we will expand your shareholder base by marketing to the buy-side directly as well as by marketing to the sell-side and pursuing research coverage as appropriate. Key information to be articulated to the investing public includes:

●	A better understanding of the core growth opportunities and key drivers for the end-market being addressed – this will be a recasting and development of the investment thesis;

●	The extent of the Company’s growth plans, capital requirements, and operating leverage;

●	Establishing and articulating the key operating, growth, and valuation metrics that investors/shareholders should focus on to judge future performance. Answering the question, “why should an investor invest in BWMG?”

Shareholder Communications

On a regular basis HIRH will contact known key shareholders, research analysts, and other prospective sources of capital markets support and gather perception feedback for BWMG executive management on their views and expectations of results, valuation, and management’s execution relative to expectations.

●	HIRH will open dialogue, expand and update a database of known and potential shareholders and keep key investors informed once material developments are reported.

●	HIRH will during the first 30 days of this agreement undertake an analysis of BWMG financials and all operating metrics in detail and keep updated on these metrics allowing interactions with new and current investors and articulating the necessary information to assist professionals in completing their due diligence.

●	HIRH shall handle investor requests for timely information fulfillment via the telephone and e-mail. HIRH will have a knowledgeable senior professional available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This is a time intensive service that allows management to focus on executing while showing the Company is shareholder friendly and proactive in its communication efforts.

2

Market Intelligence / Peer Tracking

As part of our effort, HIRH would take responsibility of monitoring the newswires and industry publications in real-time for any relevant news, events or stories involving BWMG, the overall industry or its peers. During our first month, we will review and outline with management the key topics and peers that should be included in intelligence monitoring efforts.

In addition, during earnings season, HIRH will take an active role reviewing, analyzing and tracking the quarterly reports of BWMG’s relevant peers. HIRH can be counted on to send management a summary of peer earnings releases, key themes and messaging and all supporting materials.

The Financial Press

HIRH will assist executive management in drafting and supporting BWMG in delivering complete press releases on all material events as deemed by the Company to the investing public. Executive Management and corporate counsel, when required by BWMG’s press release policy and procedures, will approve all press releases before they are sent to the wire. We have negotiated volume discounts with a top-tier wire service vendor and shall pass through those significantly discounted pricing plans on a wide range of services to BWMG.

At Company’s discretion, HIRH will disseminate news releases through e-mail to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in BWMG.

Public Market Insight

Paramount to our collective efforts, HIRH will discuss with executive management the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. HIRH has the capability to help assess acquisition candidates, discuss the financial impacts, in addition to the longer term implications. We will assist executive management in understanding the life cycle of the financial markets and how BWMG is impacted directly and indirectly by different variables.

The Team at HIRH leverages its collective expertise gained through representing over 200 public companies to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. We believe this consulting aspect of our business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

III. INITIAL MARKETING OUTLOOK & DETAILED AGENDA

HIRH will incorporate all of the initiatives and services outlined above and build a monthly agenda that BWMG management will approve and collectively work off of. In addition, HIRH shall provide progress reports to senior management when appropriate to evaluate achievements and make changes to the plan where necessary.

Professional Investment Community Awareness

The key focus is will be finding the proper audience of micro-cap focused, value driven investors who can invest in a company with your profile. Because of this, proactive outreach to well-targeted investors and analysts will be a vital component of our program.

3

For most micro-cap companies, the audience of potential investors is limited and accessing them can be challenging. Finding the right investor at the right time, and making sure your “pitch” mirrors the unique approach of each investor is critical to attracting long-term shareholders, creating reasonable liquidity and driving shareholder value.

HIRH has one of the most successful track records for introducing investors and we maintain the strongest network of micro-cap investors in the business. We consistently put our clients in front of investors who can take action immediately, and not when the client is larger or further along the corporate lifecycle.

We target investors in our network for new clients using the following criteria:

●	A track record of similar investments made or added to in the past six months
●	A high level of pre-qualified interest based on HIRH’s phone conversations
●	And most important: a history with, and an understanding of, the investor, based on interactions between that investor and previous HIRH clients.

This outcome of our process is a highly targeted list of potential investors with a high likelihood of interest. We then make introductions, cultivate the interest, and arrange for face-to-face or conference call meetings. Finally, we prepare management for this interaction, making sure the client understands the important criteria each contact will utilize in the evaluation. This approach has been proven to deliver results in the short-term (higher quality meetings for management), as well as over the long-term (liquidity, a diverse shareholder base and improved valuations.)

All interested parties will be continually updated of the Company’s progress via phone conversations and through our e-mail list for news releases.

In addition, HIRH will screen all investment firms for upcoming financial conferences, which would be appropriate for BWMG. HIRH will work through the proper channels with the goal of receiving invitations for management to present at four to six relevant conferences per year and ensuring that management’s time is maximized with strong schedules at those conferences that they attend.

IV. CONTRACTUAL RELATIONSHIP

In performing services under this proposal, HIRH shall operate as, and have the status of, an independent contractor. HIRH agrees that all information disclosed to it about the BWMG’s products, processes and services are the sole property of BWMG, and it will not assert any rights of any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties.

V. TERM

This agreement shall remain in effect for a period commencing on the Effective Date of April 9th, 2020 with a six month (6) minimum guaranteed commitment, cancellable thereafter on a 30 days’ notice by either party. This agreement replaces any prior or existing Investor Relations Consulting agreement in its entirety. After the initial six (6) months, both parties will negotiate in good faith regarding future compensation and term. In the event that HIRH commits any material breach or violation of the provisions of a written Agreement between HIRH and BWMG, then, the Company has the right to terminate its relationship with HIRH any time during the Term. BWMG warrants that it will provide its best efforts in complying with HIRH in the performance of its duties and obligations and to not unreasonably withhold information or access of BWMG’s executive management which could cause HIRH to not fulfill its duties under its obligations herewith.

4

VI. COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both BWMG and HIRH in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of BWMG, HIRH proposes the following compensation terms:

●	Equity: 3,000,000 shares of Rule 144 restricted stock due on the execution of the agreement for the initial six (6) months minimum guaranteed commitment.

●	Expenses: Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis. Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases. Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client.

VII. PRIOR RESTRICTION

HIRH represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HIRH from performing the services on behalf of the Company that HIRH is herein agreeing to perform.

VIII. ASSIGNMENT

This Agreement is personal to HIRH and may not be assigned in any way by HIRH without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HIRH, and upon the successors and assigns of the Company.

IX. CONFIDENTIALITY

Except as required by law or court order, HIRH will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HIRH or which hereinafter may become known to HIRH and HIRH shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of BWMG. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

HIRH shall return to Company all information and property of Company promptly upon termination or expiration of this Agreement. This includes but is not limited to, shareholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for BWMG during our contractual engagement.

5

X. GOVERNING LAW; VENUE; DEFAULT

10.1 This Agreement shall be governed by the laws of the state of Florida, without regard to its conflict of law provisions. Any claim or controversy arising under or related to any of the provisions of this Agreement shall be brought only in the state or federal courts sitting in Florida. Each of the parties hereto consents to the personal jurisdiction of the aforementioned courts and agrees not to raise any objection to the laying of venue therein including, without limitation, any claim of forum non convenience.

10.2 In the event that HIRH commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HIRH to comply with, or restrain HIRH from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HIRH in default hereunder and to terminate this Agreement and any further payments hereunder. HIRH agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees) incurred by any of them in connection with, as a result of and/or due to any actions or inactions and/or misstatements by HIRH, its officers, agents and /or employees regarding and/or on behalf of the Company whether in connection with HIRH’s performance of its obligations and/or rendering of services pursuant to this Agreement or otherwise.

10.3 Since HIRH must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HIRH, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HIRH (or any material omission by the Company that caused such supplied information to be materially misleading).

XI. SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XII. NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at 3001 NW 25th Avenue, Suite 1, Pompano Beach, FL, USA, 33069 and in the case of HIRH, be mailed to HIR Holdings, LLC, 15879 N. 80th Street, Suite 204, Scottsdale, AZ 85260.

XIII. MISCELLANEOUS

13.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

13.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

13.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, shall be given the same legal force and effect as original signatures.

6

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

	HIR Holdings, LLC		Brownie’s Marine Group, Inc.

By:		By:
	Mr. Cameron Donahue, Partner		Mr. Robert Carmichael, CEO

7